                                                             EXHIBIT 8.g(2)(iii)


                AMENDMENT NO. 2 TO RESTATED CUSTODIAN AGREEMENT


         This Amendment, dated the 29th day of June 1991, is entered into between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation, and PROVIDENT NATIONAL BANK ("Provident"), a Delaware corporation which is an indirect wholly-owned subsidiary PNC Financial Corp.

         WHEREAS, the Fund and Provident have entered into a Custodian Agreement dated as of March 1, 1991, and amended as of June 28, 1991, (the "Custodian Agreement"), pursuant to which the Fund appointed Provident to act as custodian for the property of its Portfolios, including the Adjustable Rate Mortgage (ARM) Portfolio; and

         WHEREAS, the Fund's Board of Directors has approved this Amendment;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.      Receipt of Securities.

         Paragraph 6(a) of the Custodian Agreement is amended and restated to read as follows:

                 Except as provided by Paragraph 7 (use of Book-Entry System), Provident shall hold all securities and non-cash property received by it for the account of the Fund in a separate account that physically segregates such securities and non-cash property from those of any other persons, firms or corporations. All such securities and non-cash property shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. Provident shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investments, except upon the express terms of this Agreement and upon Written Instructions, accompanied by a certified resolution of the Fund's Board of Directors, authorizing the transaction. In no case may any member of the Fund's Board of Directors, or any officer, employee or agent of the Fund, withdraw any securities.

                 At Provident's own expense and for its own convenience, and subject to the approval of the Fund's Board of Directors, which approval may not be unreasonably withheld, Provident may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-paragraph a. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of Provident, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of Provident. Provident or such sub-custodian as it has selected may appoint one or more banking institutions located in foreign countries to act as a depository or sub-custodian of securities received by Provident for the account of the Fund, provided that any such appointment shall have been approved or ratified by the Fund's Board of Directors. Provident shall exercise reasonable care in proposing a depository and/or sub-custodian located in a country other than the United States. In addition, such sub-custodian must agree to comply with the relevant provisions of the 1940 Act, including Rules 17f-4 and/or 17f-5, if applicable, and other applicable rules and regulations.

                 Provident shall remain responsible for the performance of all its duties as described in the Agreement and shall be liable to the Fund for any loss or damage resulting from Provident's own acts or omissions, or the acts or omissions of any sub-custodian chosen under the terms of this Paragraph 6, under the standards of care applicable to Provident as provided for herein.

         2. Miscellaneous. Except as amended and supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                       ASSET MANAGEMENT FUND FOR
                                       FINANCIAL INSTITUTIONS, INC.


                                       By: /s/
                                           ------------------------------
                                            Title:  Vice President


                                       PROVIDENT NATIONAL BANK


                                       By: /s/
                                           ------------------------------
                                            Title:  Vice President




                                      2